Independent Auditor?s Report

To the Management Diversified Opportunity, Inc. Star,
Idaho

Report on the Financial Statements
Opinion
We have audited the financial statements of Diversified
Opportunity, Inc. (the Company), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of income, changes in stockholders?
equity and members? equity, and cash flows for the year ended December 31, 2021 and period from inception of July 2, 2020 through December 31, 2020, and the related notes to the financial statements.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Opportunity, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended
December 31, 2021 and period from inception of July 2, 2020 through December 31, 2020 in accordance with accounting principles generally accepted in the United
States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor?s
Responsibilities for the Audit of the Financial
Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial
Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company?s ability to continue as a going concern for one year after the date that the financial statements are issued.
Auditor?s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor?s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
~Exercise professional judgment and maintain professional skepticism throughout the audit.
~Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
~Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company?s internal control. Accordingly, no such opinion is expressed.
~Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
~Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company?s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control?related matters that we identified during the audit.

Eide Bailly
Boise, Idaho March 29, 2022



DIVERSIFIED OPPORTUNITY, INC.
BALANCE SHEETS
DECEMBER 31, 2021 and 2020

ASSETS	December 31, 2021	December 31, 2020

Current Assets
Cash	$531,523	$405,027
Real Estate Inventory 	0	$218,226
Other Current Assets 	$4,556	$1,860
Total Current Assets 	$536,079	$625,113

Other Assets	$13,060	$13,060
Total Assets	$13,060	$13,060
TOTAL ASSETS	$549,139	$638,173

LIABILITIES
Deferred Revenue	$10,000	0
Accrued Expenses	$450	0
TOTAL LIABILITIES 	$10,450	0

STOCKHOLDER?S EQUITY/MEMBER EQUITY
Common Stock, $0.001 par value; 2,000,000 shares
authorized; 2,000,000 shares
issued and 1,962,000 outstanding at December 31, 2021
respectively.	2,000	0
Treasury Stock, at cost, 38,000 shares at December 31,
2021	(38,000)	0
Additional Paid in Capital 	664,364	0
Capital Contrinutions	0	700,000
Retained Deficit	(89,675)	(61,827)
TOTAL STOCKHOLDERS? EQUITY/MEMBERS? EQUITY 	538,689
	638,173

TOTAL STOCKHOLDERS? EQUITY/MEMBERS? EQUITY AND
LIABILITIES 	$549,139    $638,173


DIVERSIFIED OPPORTUNITY, INC.
STATEMENTS OF INCOME

FOR THE PERIODS ENDED DECEMBER 31, 2021 AND FROM JULY 2,
2020
(INCEPTION) THROUGH DECEMBER 31, 2020
			From July 2, 2020
			(Inception)
	Year Ended		through
	December 31,		December 31,
	2021		2020
Total Revenue	$	250,000		$	-
Cost of Revenue	219,928		-

Gross Profit
30,072
-
Operating Expenses
Professional Fees	56,623		59,966
Computer and Software Expense	150		-
Bank Service Charges	-		1,805
Telephone Expense	312		-
Office Supplies		580			56
Total Operating Expenses	57,665		61,827

Other Expenses
Interest Expense	255	-

Net Loss	 $	(27,848) 	 $	(61,827)

DIVERSIFIED OPPORTUNITY, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS? EQUITY AND
MEMBERS? EQUITY

FOR THE PERIODS ENDED DECEMBER 31, 2021 AND FROM JULY 2,
2020 (INCEPTION)
THROUGH DECEMBER 31, 2020

                              Common Stock
                               Members' Equity   Shares
Amount    Additional Paid in Capital
Balance at Inception             $-               -
-            -
Contributions                     700,000         -
-            -
Net Loss                          -               -
-            -
Balance at December 31, 2020      700,000         -
-            -
Return of Equity prior to C-Corp
Conversion                          4,000         -
-            -
Conversion to C-Corp              (696,000)
2,000,000    2,000        694,000
Purchase of Treasury Stock         -
(40,000)     -            -
Dividends after C-Corp
Conversion                         -              -
-            (27,636)
Reissuance of Treasury Stock        -
(2,000)      -              2,000
Net Loss                            -             -
-             -
Balance at December 31, 2021       -
1,962,000    2,000         664,364


                               Treasury Stock
                               Retained Deficit/
                               (Accumulated Deficitt)
Shares         Amount    Total
Balance at Inception              $ -
-              -         -
Contributions                       -
-              -         700,000
Net Loss                            (61,827)
-              -         (61,827)
Balance at December 31, 2020        (61,827
-              -         638,173
Return of Equity prior to C-Corp
Conversion                          -
-              -          (4,000)
Conversion to C-Corp                -
-              -          -
Purchase of Treasury Stock          -
40,000         (40,000)   (40,000)
Dividends after C-Corp
Conversion                          -
-               -         (27,636)
Reissuance of Treasury Stock        -
(2,000)         2,000     -
Net Loss                            (27,848)
-               -         (27,848)
Balance at December 31, 2021        (86,675)
38,000          (38,000)  538,689

DIVERSIFIED OPPORTUNITY, INC.
STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31, 2021 AND FROM JULY 2,
2020
(INCEPTION) THROUGH DECEMBER 31, 2020
	Year Ended December 31, 2021	From July 2, 2020
(Inception) through
December 31, 2020
Cash Flows From Operating Activities
Net Loss	$ (27,848)	$ (61,827)
Adjustments to reconcile net income to net cash provided
by operating activities:
Change in operating assets and liabilities:
Inventory ? Real Estate 	218,226	(218,226)
Other Current Assets 	(2,696)	(1,860)
Other Assets	0	(13,060)
Deferred Revenue	10,000	0
Accrued Expenses	450	0
Net cash provided by (used in) operating activities
	198,132	(294,973)

Cash Flow from Financing Activities
Dividends to shareholders after C-corp conversion
	(27,636)	0
Return of Equity prior to C-corp conversion	(4,000)	0
Purchase of Treasury Stock 	(40,000)	0
Member Contributions 	0	700,000
Net cash provided by (used in) financing activities
	(71,636)	700,000
Net Increase in Cash 	126,496	405,027
Cash beginning of period	405,027
Cash end of period 	$531,523	$405,027

DIVERSIFIED OPPORTUNITY, INC.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 - ORGANIZATION
Diversified Opportunity, Inc. (the ?Company?) was formed on July 2, 2020 under the name Diversified Opportunity
REIT, LLC, and was organized and licensed as an Idaho limited liability company upon the filing of the Articles of Organization with the Secretary of State of Idaho. On March 1, 2021 the Company converted to a
Corporation and changed its name to Diversified
Opportunity, Inc.
The Company was organized to engage in the business of purchasing, renting, building, and selling residential and commercial real estate properties (?Real Estate?)
located throughout the United States. The Company will begin offering units for investment upon qualification of the offering by the Securities and Exchange
Commission. The maximum offering will be $75,000,000 in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933.
NOTE 2 ? SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Method of Accounting ? The Company maintains its accounting records under the accrual method of accounting in conformity with accounting principles generally accepted in the United States of America.
Fair Value of Financial Instruments ? Financial
Accounting Standards Board Accounting Standards
Codification (?FASB ASC?) Topic 825, Financial
Instruments, requires disclosure of fair value information about financial instruments. Management believes the fair value of financial instruments approximates their carrying amounts. The carrying value of cash approximates its estimated fair value due to the short-term nature of the instrument.
Revenue Recognition ? The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue as follows: 1) Identify the contract, 2) Identify the performance obligations,3)
Determine the transaction price, 4) Allocate the transaction price, and 5) Recognize revenue.
Revenue from the sale of real estate is recognized at the point in time when control over the property has been transferred, which is generally when possession passes to the purchaser and the purchaser then has the ability to direct the use and obtain substantially all of the benefits of the property. Revenue is measured at the transaction price agreed to under the sale agreements.
Real Estate Inventory ? Real estate inventory is stated at the lower of the carrying amount or fair value, less the cost to sell.
Other Assets ? The Company is in the process of developing a website to support business activities and to provide a platform for investors to access financial information on an ongoing basis. The costs incurred for the website development as of December 31, 2021 and 2020 total $13,060 and are recorded on the balance sheet as Other Assets. Additional costs incurred for the website development will be capitalized and once the website is placed into service, the total costs of development will be amortized over a period of 60 months.
Concentrations of Credit Risk ? Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The
Company has not experienced any losses on its bank deposit accounts, and believes it is not exposed to any significant credit risk on its accounts.
Use of Estimates ? The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and on various assumptions, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Actual results could differ from those estimates.

Income Taxes ? In 2020 and up to the date of conversion to a corporation on March 1, 2021, the Company was a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company was recorded for those periods in the accompanying financial statements. Any uncertain tax position taken by the member is not an uncertain position of the Company.
On March 1, 2021, the Company became a corporation and began accounting income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.
If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company reported a net loss during the year ended
December 31, 2021 and calculated a deferred tax asset of $6,412 from the net operating loss (NOL). Based on the limited time that the Company has been in existence, and lack of historical evidence, management does not believe that it is more likely than not that the benefit from federal and state NOL carryforwards will be realized. In recognition of this risk, we have provided a full valuation allowance of $6,412 on the deferred tax assets related to these federal and state NOL carryforwards. If or when recognized, the tax benefits related to any reversal of the valuation allowance on deferred tax assets as of December 31, 2021, will be accounted for as follows as a reduction of income tax expense.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2021 and 2020, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.
NOTE 3 ? COMPANY PROVISIONS
Limited Liability Provisions ? Prior to the conversion to a corporation, the Company allocated profits and losses to members in proportion to their capital accounts. Distributions were paid to members upon the manager?s discretion.
Dividends ? At the April 2021 board meeting, a dividend of 0.014 cents per share was declared, amounting to a total of $27,636 paid to current shareholders. These financial statements reflect this dividend as a reduction to Additional Paid-In Capital for the year ending December 31, 2021.
Treasury Stock ? The Corporation?s Board of directors from time to time has authorized the repurchase of shares of the Company?s common stock. For the year ended
December 31, 2021, the Company repurchased 40,000 shares. Subsequent to the repurchase of shares, the Company reissued 2,000 shares out of Treasury Stock. The
Company accounts for treasury stock repurchases through the cost method on the Balance Sheet.
NOTE 4 ? RELATED COMPANY TRANSACTIONS AND CONCENTRATION
The Company entered into a contract to construct a speculative home with Southwood Homes, which is owned by the CEO of the Company. The contract specifies that at the end of the construction period, the Company will sell the house and share the profits evenly with Southwood Homes. As of December 31, 2021, the Company received $10,000 of profit sharing payments in advance of the sale of the home, but because the performance obligation has not been satisfied, no revenue associated with this contract has been recognized during the year ended December 31, 2021.
As of December 31, 2021, Southwood Homes comprises the only major customer contracted with the Company. The
Company expects to diversify its customer base in future periods.
NOTE 5 ? SUBSEQUENT EVENTS

In accordance with Accounting Standards Codification
(ASC) Topic 855, Subsequent Events, the Company evaluated subsequent events through March 29, 2022, the date these financial statements were issued.On March 7, 2022, the Board of Directors declared a dividend of $0.023 per share to shareholders as of that date.